Exhibit 99.1

GitLab Appoints Erin Mannix as Chief Accounting Officer
Former Unisys and FIS leader to oversee accounting organization

SAN FRANCISCO – June 30, 2023 – All Remote - GitLab Inc., the most comprehensive AI-powered enterprise DevSecOps platform, today announced the appointment of Erin Mannix as chief accounting officer. She will succeed Dale Brown, current principal accounting officer, who is retiring but will remain with the company in an advisory role through October 2023 to ensure a seamless transition.

Mannix will be responsible for providing overall accounting leadership spanning technical accounting, reporting and operations in addition to leading the financial reporting process and SOX controls.

She brings 20 years of experience in accounting and a strong background in information technology services, including a unique set of experiences with global public companies. Mannix previously served as the chief accounting officer and corporate controller at Unisys and has held positions at FIS as head of risk & compliance finance and capital markets controller and senior accounting positions at Laureate Education and Integral Systems, Inc.

Mannix is a certified public accountant and holds Bachelor of Science in Accounting and Master of Accounting and Professional Consulting degrees from Villanova University.

Supporting Quotes
“Erin is a proven leader with a track record of driving growth and building high performance finance teams. With her deep experience leading corporate accounting, financial operations, and reporting at recognizable technology brands, Erin will play a critical role in helping us continue to grow responsibly while delivering successful business outcomes for our customers,” said Brian Robins, chief financial officer, GitLab. “I would also like to thank Dale Brown for his years of dedicated service and for scaling the global finance team through an extraordinary period of growth. He has been an integral member of the leadership team and we are grateful for his contributions."

“I’m excited to join the GitLab leadership team and build upon the company’s strong foundation to make the most of the estimated $40B total addressable market opportunity before us,” said Erin Mannix, chief accounting officer. “In a world in which software helps define the speed of innovation for organizations, GitLab has positioned itself as the most comprehensive AI-powered enterprise DevSecOps Platform and I see significant opportunities ahead to continue to drive value to our customers so they can deliver secure software faster.”

About GitLab
GitLab is the most comprehensive, scalable enterprise DevSecOps platform for software innovation. GitLab enables organizations to increase developer productivity, improve operational efficiency, reduce security and compliance risk, and accelerate digital transformation. More than 30 million registered users and more than 50% of the Fortune 100 trust GitLab to ship better, more secure software faster.

Contact
Jennifer Malleo
press@gitlab.com